                                                                   Exhibit 99.A.


                                                               [GRAPHIC OMITTED]

J.P. Morgan & Co. Incorporated
60 Wall Street
New York, NY 10260-0060
NYSE: symbol: JPM


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NEWS RELEASE: IMMEDIATE                                         January 19, 1999


J.P. MORGAN REPORTS FOURTH QUARTER AND 1998 FULL-YEAR RESULTS

J.P. Morgan today reported fourth quarter operating earnings of $175 million, before an after-tax charge of $86 million related to expense management initiatives. Net income after the charge was $89 million, compared with $271 million in the fourth quarter of 1997. Earnings per share in the quarter were $0.86, or $0.42 including the charge.

Full-year 1998 operating earnings before non-recurring gains and charges were $1.065 billion, or $5.22 per share. Net income was $963 million, or $4.71 per share. This compares to $1.465 billion, or $7.17 per share in 1997.


OTHER HIGHLIGHTS FOR 1998:

- Revenues excluding non-recurring gains decreased 6%. Lower results in emerging markets, proprietary, and credit-related activities offset growth in other major business areas

- Advisory and underwriting revenues rose 20% to $1.291 billion, underscoring our momentum in investment banking

- We made significant progress on credit initiatives: Latin American and Asian exposures were 40% and 50% lower than at year-end 1997, and the economic capital requirement of our credit portfolio was down 17%

-     Expenses excluding special charges rose 2% over 1997

- Assets under management increased 20% to $308 billion across distribution channels


 "The market crisis in the second half hurt the year's results," said Douglas A. Warner III, chairman. "We nevertheless saw solid advances in investment banking, equities, and asset management, a recovery of markets activities at the end of the year, and progress on credit and productivity initiatives, all of which are key to achieving performance gains."

     RESULTS AT A GLANCE

                                                              Fourth quarter                    Year
--------------------------------------------------------------------------------------------------------------
      In millions of dollars, except per share data        1998           1997           1998           1997
--------------------------------------------------------------------------------------------------------------
      Revenues                                            $ 1,504        $ 1,680        $ 6,955        $ 7,220

      Operating expenses                                   (1,391)        (1,308)        (5,538)        (5,066)

      Income taxes                                            (24)          (101)          (454)          (689)
--------------------------------------------------------------------------------------------------------------
      Net income                                               89            271            963          1,465

      Net income per share                                $  0.42        $  1.33        $  4.71        $  7.17

      Dividends declared per share                        $  0.99        $  0.95        $  3.84        $  3.59
--------------------------------------------------------------------------------------------------------------



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Press contact:       Joseph M. Evangelisti                         212/648-9589
Investor contact:    Ann B. Patton                                 212/648-9446

J.P. Morgan & Co. Incorporated         2


REVENUES BY BUSINESS SECTOR

Growth from client-focused activities in 1998 offset by lower proprietary results

REVENUES of $1.504 billion in the fourth quarter of 1998 were up 21% from the third quarter (excluding a non-recurring gain) but were 10% below the 1997 fourth quarter. For the full year, revenues excluding non-recurring gains were $6.768 billion, down 6% from $7.220 billion in 1997. Both declines principally were due to lower revenues from our proprietary activities and actions taken as part of changes in our credit strategy.

Revenues from client-focused activities rebounded in the latter part of the fourth quarter. Reported in the Finance and Advisory, Market Making, and Asset Management and Servicing sectors, these activities had revenues of $1.465 billion, compared with $1.328 billion in last year's quarter and $1.109 billion in the third quarter. For all of 1998, revenues from these activities were $6.412 billion, up 6% from 1997.

Revenues from Equity Investments and Proprietary Investing and Trading activities were $214 million in the 1998 fourth quarter, versus $399 million in the year-ago period and $278 million in the third quarter. Full-year revenues from these activities for our own account were $921 million, down 28% from 1997.

FINANCE AND ADVISORY (Advisory, Debt and Equity Underwriting, and Credit) revenues were $424 million, compared with $439 million in the fourth quarter of last year and $413 million in the third quarter. Revenues for the full year increased 4% to $1.989 billion.

Advisory and underwriting revenues rose to $349 million, their highest quarterly level ever and 29% ahead of the 1997 fourth quarter. Full-year 1998 revenues were also a record, increasing 20% to $1.291 billion. These increases were driven by strong growth in advisory fees and in revenues from debt and equity underwriting. Securities Data Co. ranked us sixth in U.S. equity lead underwriting for 1998, up from tenth in 1997. Our market share increased to 5.6% from 2.9%. Global market share in completed mergers and acquisitions grew to 12.7% from 10.5%.

Revenues from credit activities in the quarter, including a $25 million net provision for credit losses, were $75 million compared with $168 million in last year's quarter; full-year revenues fell to $698 million from $844 million in 1997. In both cases, lower revenues resulting from credit loss provisions and changes in our credit strategy more than offset significantly higher loan syndication revenues.

MARKET MAKING (Fixed Income, Emerging Markets, Equities, Foreign Exchange, and Commodities) revenues totaled $638 million in the fourth quarter, compared with $453 million in the fourth quarter of 1997 and $260 million in the third quarter. Full-year revenues grew 9% to $2.737 billion.

Fixed income revenues reached $377 million in the fourth quarter, compared with $228 million in the 1997 quarter. The increase was due to favorable trading results in government and agency securities, corporate securities, and derivatives. Emerging markets had revenues of $51 million compared with $122 million in the 1997 quarter, principally reflecting illiquidity and reduced client flows in international debt markets. Equities market making revenues in the fourth quarter were $133 million on strength in cash markets and derivatives.

J.P. Morgan & Co. Incorporated         3


This compared to a loss of $54 million in the fourth quarter of 1997 related to managing equity derivative positions. Foreign exchange revenues of $82 million in the fourth quarter of 1998 were down from a strong 1997 quarter.

ASSET MANAGEMENT AND SERVICING (Institutional Investment Management and Mutual Funds, Services for Private Clients, and Securities and Futures Services) revenues were $403 million in the fourth quarter, compared with $436 million in both the year-ago quarter and the third quarter. 1998 full-year revenues increased 5% to $1.686 billion.

Revenues from asset management for 1998, excluding the effect of our investment in American Century, increased 7% over 1997, driven by 11% growth in investment management fees. Including the impact of American Century, revenues increased to $1.063 billion in 1998 from $1.035 billion in 1997. Fourth quarter revenues were $265 million compared with $277 million in the 1997 quarter. Assets under management approximated $308 billion at December 31, 1998, an increase of 20% over December 31, 1997.

Revenues from private client services across our business sectors were approximately $670 million in 1998, an increase of 10% over 1997. This included $185 million of revenues recorded in other sectors.

Revenues from securities and futures services for the full year increased 8% to $623 million. In the fourth quarter these revenues were $138 million, versus $159 million in the fourth quarter of 1997. Stronger results in futures and options were more than offset by declines in other revenues in the sector and the sale of our global trust and agency business in June of 1998.

EQUITY INVESTMENTS (Equity Investment Portfolio Management) reported revenues of $46 million in the fourth quarter. This compares with strong revenues of $164 million and $157 million in the fourth quarter of 1997 and the third quarter of this year, respectively. Total return - reported revenues and the change in net unrealized appreciation - was $50 million, compared with $11 million in the 1997 period. For the full year, revenues decreased to $336 million from $403 million, and included net gains on investments of $316 million.

PROPRIETARY INVESTING AND TRADING (Risk Positioning, Credit Investment Portfolio, and Capital and Liquidity Management) revenues were $168 million in the 1998 fourth quarter, compared with $235 million a year ago and up from $121 million in the third quarter. Total return - reported revenues and the change in net unrealized appreciation - was negative $13 million, compared with $22 million in the 1997 quarter. Total 1998 revenues were $585 million, versus $868 million in 1997.

CORPORATE ITEMS (revenues not allocated to business sectors, intercompany eliminations, equity in earnings of certain affiliates, taxable-equivalent adjustments, and the results of sold or discontinued businesses) revenues decreased by $295 million in 1998. The decrease includes approximately $176 million in lower results from hedges of anticipated revenues and expenses in foreign currencies. The results of these hedges are partially offset by the impact of exchange rate movements on business sector revenues and expenses.

J.P. Morgan & Co. Incorporated         4


OPERATING EXPENSES
Operating expenses in 1998 up 2%

Operating expenses were $1.391 billion in the fourth quarter, including a special charge of $143 million ($86 million after tax) in connection with previously reported cost reduction programs that are part of our productivity initiatives. Excluding the charge, total operating expenses increased by 14% from the third quarter, in line with revenues, driven by higher compensation accruals. Compared with the fourth quarter of 1997, operating expenses decreased 5%. Costs to prepare for the Year 2000 and European Economic and Monetary Union
(EMU) were $50 million in the quarter, versus $52 million a year ago.

The charge includes $101 million in severance-related expenses in connection with staff reductions of approximately 800 and $42 million in real estate costs as a result of consolidation in several European locations. Savings associated with the initiatives taken during the quarter are estimated to be $160 million annually, and will help achieve our previously disclosed target of a $400 million reduction in core expenses in 1999.

For the full year 1998, operating expenses excluding special charges of $358 million were $5.180 billion, an increase of 2% over 1997. Year 2000 and EMU-related expenses were $205 million in 1998 and $96 million in 1997.


CREDIT DEVELOPMENTS

$260 million in revenue reductions for 1998 related to our credit strategy

As previously reported, in 1998 we began to transform our credit business by helping clients access credit efficiently in the capital markets while reducing the capital employed in the business. As a result of this new strategy and the reduction of credit exposures in the emerging markets, firmwide revenues in 1998 were reduced by approximately $260 million. The total includes approximately $195 million in losses on the sale of loans and investment securities, primarily in Asia, and approximately $65 million in fees and hedging costs to reduce the credit risk in our portfolio. In addition, charge-offs related to emerging market loan sales during 1998 were approximately $100 million. Emerging market exposures in Asia (excluding Japan) and Latin America were reduced by approximately 50% and 40%, respectively, in 1998.

The combination of these actions and net roll-offs of credit extensions reduced risk-adjusted assets by approximately $7 billion between 1997 and 1998, and reduced the economic capital requirements of our credit portfolio by approximately 17%.

Net provision for credit losses of $25 million in the fourth quarter

We recorded a net provision for credit losses of $25 million in the quarter, bringing our allowances for credit losses for traditional credit products to $595 million. These allowances consist of an allowance against loans of $470 million and an allowance of $125 million, included in other liabilities, against off-balance sheet instruments such as commitments, standby letters of credit, and guarantees. By comparison, the allowances for

J.P. Morgan & Co. Incorporated         5


traditional credit products were $589 million ($404 million against loans and $185 million against other liabilities) at the end of the third quarter.

These allowances for credit losses from traditional credit products exclude the credit reserve for nonperforming derivatives, which is included in trading account assets, of $321 million at December 31, 1998, and $325 million at September 30, 1998. This reserve was previously categorized as the trading allowance.

Provisions related to loans and off-balance sheet instruments are reflected in net interest revenue and other revenue, respectively. Changes in the credit reserve for nonperforming derivatives are reflected in trading revenue. Net charge-offs in the quarter related to traditional credit products were $19 million and primarily related to exposures in emerging Asia.

Nonperforming loans at December 31, 1998, were $122 million, versus $60 million at September 30, 1998; the increase primarily related to one counterparty in the United States. Other nonperforming assets, primarily swaps with certain Asian counterparties, were essentially unchanged at $535 million. Total nonperforming assets at December 31, 1998, were $657 million, compared with $593 million at September 30, 1998.


MARKET RISK DEVELOPMENTS

Reductions in the size of trading positions as well as declining market volatilities over the fourth quarter led to a downward trend in risk levels within most trading businesses. Daily earnings at risk (DEaR) in our trading activities decreased nearly 20% to $35 million at December 31, 1998, from $43 million at September 30. Actual trading volatilities exceeded the DEaR estimates during the quarter, largely the result of extreme volatilities in October. The DEaR for our investment portfolio, which consists largely of U.S. government agency bonds, was $72 million, up from $39 million at September 30. This increase is entirely due to the extraordinary short-term increase in market volatilities, which more than offset reductions in the size and underlying risk in the portfolio.

For 1998, trading DEaR for the firm averaged $38 million, up from the 1997 average of $23 million. The increase reflects the growth of our market businesses as well as the extraordinarily high volatilities - particularly in the August to October period. For the year as a whole, our actual trading volatility was higher than our DEaR estimates.


CAPITAL

At December 31, 1998, under the Federal Reserve Board market risk capital guidelines for calculation of risk-based capital ratios, J.P. Morgan's estimated tier 1 and total risk-based capital ratios were 8.0% and 11.6% respectively; the estimated leverage ratio was 3.9%. At September 30, 1998, J.P. Morgan's tier 1 and total risk-based capital ratios were 7.6% and 11.2%, respectively, and the leverage ratio was 4.0%.

At December 31, 1998, stockholders' equity included $147 million of net unrealized appreciation on debt investment and marketable equity investment securities, net of the related tax liability of $87 million. This compares with $292 million of net unrealized appreciation at September 30, 1998, net of the related tax liability

J.P. Morgan & Co. Incorporated         6


of $202 million. The net unrealized appreciation on debt investment securities was $125 million and $410 million at December 31, 1998, and September 30, 1998, respectively. The decline primarily related to decreases in the value of U.S. government and agency securities. The net unrealized appreciation on marketable equity investment securities was $109 million at December 31, 1998, and $84 million at September 30, 1998.

As previously reported, the Board of Directors of J.P. Morgan & Co. Incorporated increased the regular quarterly dividend to $0.99 per share from $0.95 per share on the company's common stock for the quarter ending December 31, 1998. The Board also approved the purchase of up to $750 million of J.P. Morgan common stock, subject to market conditions and other factors. These purchases may be made periodically in 1999 or beyond in the open market or through privately negotiated transactions.

During 1998, the firm purchased $755 million of its common stock or approximately 6.6 million shares in total. These purchases were part of the December 1997 authorization to repurchase 7 million shares to lessen the dilutive impact of the firm's employee benefit plans on earnings per share.


                                     # # #


J.P. Morgan is a leading global financial firm that meets critical financial needs for business enterprises, governments, and individuals. The firm advises on corporate strategy and structure, raises capital, makes markets in financial instruments, and manages investment assets. Morgan also commits its own capital to promising enterprises and invests and trades to capture market opportunities.

This release may contain forward-looking statements. Our statements, which reflect management's beliefs and expectations, are subject to risks and uncertainties that may cause actual results to differ materially from these statements. For a discussion of the risks and uncertainties, please refer to our 1997 Annual Report.

Attached are the financial summary; interim consolidated financial statements, which are unaudited; summary of sector results; trading and investment banking revenue tables; and asset quality tables. J.P. Morgan news releases, including quarterly financial results, are available on the Internet at www.jpmorgan.com.

J.P. Morgan & Co. Incorporated                                                 7

FINANCIAL SUMMARY
J. P. Morgan & Co. Incorporated

---------------------------------------------------------------------------------------------------------------------------------

Dollars in millions, except share data
                                                                                        Third
                                                          Fourth Quarter               Quarter                Twelve Months
                                              ----------------------------------   ----------------  ----------------------------
                                                   1998              1997                1998              1998           1997
                                              -----------------------------------------------------------------------------------
Net income                                        (a)   $89             $271        (b)   $156           (c)   $963        $1,465

PER COMMON SHARE
Net income
      Basic                                       (a) $0.44            $1.44        (b)  $0.81           (c)  $5.08         $7.71
      Diluted                                     (a)  0.42             1.33        (b)   0.75           (c)   4.71          7.17
Dividends declared                                     0.99             0.95              0.95                 3.84          3.59
Book value (d)                                       $55.01           $55.99            $56.22
---------------------------------------------------------------------------------------------------------------------------------

Common shares issued and outstanding
      at period-end                             175,006,281      176,317,729       174,951,795
---------------------------------------------------------------------------------------------------------------------------------

Weighted-average number of common
      and dilutive potential common shares
      outstanding                               194,155,078      197,357,488       196,395,485          197,201,058   199,318,315
---------------------------------------------------------------------------------------------------------------------------------

Dividends declared on common stock                     $173             $167              $167                 $677          $642
Dividends declared on preferred stock                     9                8                 9                   36            35
---------------------------------------------------------------------------------------------------------------------------------

Annualized rate of return on average
      common stockholders' equity (e)             (a)   3.1%             9.7%        (b)   5.3%          (c)    8.6%         13.4%
As % of period-end total assets:
      Common equity                                     4.0%             4.1%              3.6%
      Total equity                                      4.3              4.4               3.9
---------------------------------------------------------------------------------------------------------------------------------

Regulatory capital ratios
      Tier 1 risk-based capital ratio                   8.0%             8.0%              7.6%
      Total risk-based capital ratio                   11.6             11.9              11.2
      Leverage ratio                                    3.9              4.4               4.0
Risk-adjusted assets                               $139,600         $148,474          $148,906
---------------------------------------------------------------------------------------------------------------------------------

AVERAGE BALANCES
      Debt investment securities (f)               $ 30,129         $ 21,375          $ 22,225             $ 24,905      $ 23,553
      Loans                                          28,567           33,151            30,162               30,943        30,636
      Total interest-earning assets                 205,703          209,870           204,724              207,134       199,049
      Total assets                                  286,486          269,692           284,637              283,184       252,895
      Total interest-bearing liabilities            199,579          201,381           201,553              203,195       191,361
      Total liabilities                             275,378          258,224           272,841              271,674       241,542
      Common stockholders' equity                    10,413           10,774            11,102               10,815        10,659
      Total stockholders' equity                     11,107           11,468            11,796               11,509        11,353

Net interest earnings before provision
    (fully taxable basis)                               347              472               352                1,357         1,944
Net yield on interest-earning assets                   0.67%            0.89%             0.68%                0.66%         0.98%
---------------------------------------------------------------------------------------------------------------------------------

Employees at period-end                              15,674           16,943            16,155
---------------------------------------------------------------------------------------------------------------------------------

(a) Excluding the 1998 fourth quarter after tax charge of $86 million ($143 million before tax) related to cost reduction programs: net income was $175 million; basic and diluted earnings per share (EPS) were $0.92 and $0.86, respectively; and the annualized rate of return on average common stockholders' equity was 6.4% (including the impact of Statement of Financial Accounting Standards (SFAS) No. 115) and 6.4% (excluding the impact of SFAS No. 115) for the three months ended December 31, 1998.

(b) Excluding the 1998 third quarter after tax gain of $34 million ($56 million before tax) related to the sale of the firm's investment management business in
Australia: net income was $122 million; basic and diluted EPS were $0.62 and $0.58, respectively; and the annualized rate of return on average common stockholders' equity was 4.0% (including the impact of SFAS No. 115) and 4.2% (excluding the impact of SFAS No. 115) for the three months ended September 30, 1998.

(c) Excluding the after tax charges of $215 million (related to restructuring of business activities and other cost reduction programs in the first and fourth quarters of 1998, respectively) and excluding the after tax gains of $113 million (related to business sales in the second and third quarters of 1998, respectively): net income was $1,065 million; basic and diluted EPS were $5.64 and $5.22, respectively; and the annualized rate of return on average common stockholders' equity was 9.5% (including the impact of SFAS No. 115) and 9.8% (excluding the impact of SFAS No. 115) for the twelve months ended December 31, 1998.

(d) Excluding the impact of SFAS No. 115, the book value per common share was $54.24, $53.74, and $54.70, at December 31, 1998, December 31, 1997, and
September 30, 1998, respectively.

(e) Excluding the impact of SFAS No. 115, the annualized rate of return on average common stockholders' equity was 3.1%, 10.2%, and 5.4% for the three months ended December 31, 1998, December 31, 1997, and September 30, 1998, respectively, and 8.8% and 14.1% for the twelve months ended December 31, 1998 and 1997, respectively.

(f) Average debt investment securities are computed on historical amortized cost, excluding the effects of SFAS No. 115 adjustments.

J.P. Morgan & Co. Incorporated

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated

-----------------------------------------------------------------------------------------------------------------------------

In millions, except share data
                                                                            Three months ended
                                            ---------------------------------------------------------------------------------
(See note a)                                December 31      December 31        Increase/      September 30        Increase/
                                                   1998             1997        (Decrease)             1998        (Decrease)
                                            ---------------------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                                 $3,024           $3,271            ($247)           $3,249            ($225)
Interest expense                                  2,701            2,816             (115)            2,917             (216)
-----------------------------------------------------------------------------------------------------------------------------
Net interest revenue                                323              455             (132)              332               (9)

Provision for credit losses                         (85)               -              (85)              (25)(b)          (60)

Net interest revenue after provision
   for credit losses                                238              455             (217)              307              (69)

NONINTEREST REVENUES
Trading revenue                                     520              306              214                69(b)           451
Investment banking revenue                          381              283               98               312               69
Investment management revenue                       220              208               12               224               (4)
Fees and commissions                                179              179                -               182               (3)
Investment securities revenue                       (42)             167             (209)              136             (178)
Other revenue                                         8(c)            82              (74)               71(d)           (63)
-----------------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                        1,266            1,225               41               994              272

Total revenues, net of interest expense
   and provision for credit losses                1,504            1,680             (176)            1,301              203

OPERATING EXPENSES
Employee compensation and benefits                  801              729               72               567              234
Net occupancy                                       124               79               45                84               40
Technology and communications                       305              305                -               293               12
Other expenses                                      161              195              (34)              155                6
-----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                          1,391(e)         1,308               83             1,099              292

Income before income taxes                          113              372             (259)              202              (89)
Income taxes                                         24              101              (77)               46              (22)
-----------------------------------------------------------------------------------------------------------------------------
Net income                                           89              271             (182)              156              (67)

PER COMMON SHARE
Net income
     Basic                                        $0.44            $1.44           ($1.00)            $0.81           ($0.37)
     Diluted                                       0.42             1.33            (0.91)             0.75            (0.33)
Dividends declared                                 0.99             0.95             0.04              0.95             0.04
-----------------------------------------------------------------------------------------------------------------------------

(a) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet allowance captions, which included a reserve for trading assets (derivatives), loans and off-balance sheet financial instruments such as commitments, standby letters of credit and guarantees, were shown as reclassifications. Reclassifications had no impact on net income, and accordingly, were not shown on the income statement. Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the consolidated statement of income.

(b) The third quarter consolidated net provision for credit losses of $75 million has been reclassified to conform to current presentation as follows: $25 million included in net interest revenue related to loans and $50 million included in trading revenue related to changes in the credit reserve for nonperforming derivatives.

(c) Fourth quarter 1998 includes a negative provision of $60 million related to a decrease in our allowance for credit losses for off-balance sheet financial instruments.

(d) Third quarter 1998 includes a pretax gain of $56 million ($34 million after tax) related to the sale of the firm's investment management business in Australia.

(e) Fourth quarter 1998 includes a pretax charge of $143 million ($86 million after tax) related to cost reduction programs which was recorded as follows:
$101 million in Employee compensation and benefits, related to severance and $42 million in Net occupancy, related to real estate write-offs.

J.P. Morgan & Co. Incorporated

CONSOLIDATED STATEMENT OF INCOME
J.P. Morgan & Co. Incorporated
-----------------------------------------------------------------------------------------------------------------------

In millions, except share data

                                                                          Twelve months ended
                                               ------------------------------------------------------------------------
(See note a)                                        December 31                    December 31                Increase/
                                                           1998                           1997               (Decrease)
                                               ------------------------------------------------------------------------
NET INTEREST REVENUE
Interest revenue                                       $ 12,641                       $ 12,353                   $ 288
Interest expense                                         11,360                         10,481                     879
-----------------------------------------------------------------------------------------------------------------------

Net interest revenue                                      1,281                          1,872                    (591)


Provision for credit losses                                (110)(b)                         --                    (110)

Net interest revenue after provision
   for credit losses                                      1,171                          1,872                    (701)


NONINTEREST REVENUES
Trading revenue                                           2,362(b)                       2,137                     225
Investment banking revenue                                1,401                          1,123                     278
Investment management revenue                               881                            792                      89
Fees and commissions                                        748                            647                     101
Investment securities revenue                               205                            409                    (204)
Other revenue                                               187(b)(c)                      240                     (53)
-----------------------------------------------------------------------------------------------------------------------
Total noninterest revenues                                5,784                          5,348                     436

Total revenues, net of interest expense
   and provision for credit losses                        6,955                          7,220                    (265)

OPERATING EXPENSES
Employee compensation and benefits                        3,233                          3,027                     206
Net occupancy                                               437                            333                     104
Technology and communications                             1,192                          1,025                     167
Other expenses                                              676                            681                      (5)
-----------------------------------------------------------------------------------------------------------------------
Total operating expenses                                  5,538(d)                       5,066                     472

Income before income taxes                                1,417                          2,154                    (737)
Income taxes                                                454                            689                    (235)
-----------------------------------------------------------------------------------------------------------------------
Net income                                                  963                          1,465                    (502)

PER COMMON SHARE
Net income
     Basic                                             $   5.08                       $   7.71                  ($2.63)
     Diluted                                               4.71                           7.17                   (2.46)
Dividends declared                                         3.84                           3.59                    0.25
-----------------------------------------------------------------------------------------------------------------------

(a) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet allowance captions, which included a reserve for trading assets (derivatives), loans and off-balance sheet financial instruments such as commitments, standby letters of credit and guarantees, were shown as reclassifications. Reclassifications had no impact on net income, and accordingly, were not shown on the income statement. Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the consolidated statement of income.

(b) The third quarter consolidated net provision for credit losses of $75 million has been reclassified to conform to current presentation as follows: $25 million included in net interest revenue related to loans and $50 million included in trading revenue related to changes in the credit reserve for nonperforming derivatives. Other revenue also includes a negative provision of $60 million in the fourth quarter related to a decrease in our allowance for credit losses for off-balance sheet financial instruments.

(c) Twelve months ended December 31, 1998 includes a third quarter pretax gain of $56 million ($34 million after tax) related to the sale of the firm's investment management business in Australia and a second quarter pretax gain of $131 million ($79 million after tax) related to the sale of the firm's global trust and agency services business.

(d) Twelve months ended December 31, 1998 includes charges in the first and fourth quarters totaling $358 million ($215 million after tax) related to the restructuring of business activities and other cost reduction programs. The charges were recorded as follows: $241 million in Employee compensation and benefits, related to severance; $112 million in Net occupancy, related to real estate write-offs; and $5 million in Technology and communications, related to equipment write-offs.

J.P. Morgan & Co. Incorporated

CONSOLIDATED BALANCE SHEET
J.P. Morgan & Co. Incorporated
-----------------------------------------------------------------------------------------------------------------------------------

In millions, except share data                                                     December 31      September 30       December 31
                                                                                          1998              1998              1997
                                                                                   ------------------------------------------------
ASSETS
Cash and due from banks                                                              $   1,203         $   3,405         $   1,758
Interest-earning deposits with banks                                                     2,371             1,529             2,132
Debt investment securities available-for-sale carried at fair value
   (cost: $36,107 at December 1998, $25,231 at September 1998, and
   $22,507 at December 1997)                                                            36,232            25,641            22,768
Equity investment securities                                                             1,169               951             1,085
Trading account assets (a)                                                             113,896           128,746           111,854
Securities purchased under agreements to resell                                         31,731            42,985            39,002
Securities borrowed                                                                     30,790            47,744            38,375
Loans, net of allowance for credit losses of $470 at December 1998, $404
   at September 1998, and $546 at December 1997                                         25,025            30,291            31,032
Accrued interest and accounts receivable                                                 7,689             6,888             4,962
Premises and equipment, net of accumulated depreciation of $1,350 at
   December 1998, $1,339 at September 1998, and $1,379 at December 1997                  1,881             1,888             1,838
Other assets                                                                             9,080             8,446             7,353
-----------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                           261,067           298,514           262,159
-----------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                1,242               992             1,482
   In offices outside the U.S.                                                             563               776               744
Interest-bearing deposits:
   In offices in the U.S.                                                                7,724             3,699             9,232
   In offices outside the U.S.                                                          45,499            48,885            47,421
-----------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                          55,028            54,352            58,879
Trading account liabilities                                                             70,643            78,552            71,141
Securities sold under agreements to repurchase ($62,784 at December 1998,
   $82,740 at September 1998, and $53,202 at December 1997) and federal
   funds purchased                                                                      63,368            83,196            57,804
Commercial paper                                                                         6,637            12,324             6,622
Other liabilities for borrowed money                                                    12,515            13,940            17,176
Accounts payable and accrued expenses                                                    9,859            12,547            10,865
Long-term debt not qualifying as risk-based capital                                     23,037            23,284            18,246
Other liabilities, including allowance for credit losses of $125 at December
1998 and $185 at September 1998
   and December 1997                                                                     2,999             3,035             4,129
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                       244,086           281,230           244,862
Liabilities qualifying as risk-based capital:
Long-term debt                                                                           4,570             4,615             4,743
Company-obligated mandatorily redeemable preferred securities of subsidiaries            1,150             1,150             1,150
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                      249,806           286,995           250,755

STOCKHOLDERS' EQUITY
Preferred stock (authorized shares: 10,000,000)
   Adjustable rate cumulative preferred stock, $100 par value (issued and
   outstanding: 2,444,300)                                                                 244               244               244
   Variable cumulative preferred stock, $1,000 par value (issued and
   outstanding: 250,000)                                                                   250               250               250
   Fixed cumulative preferred stock, $500 par value (issued and outstanding:
   400,000)                                                                                200               200               200
Common stock, $2.50 par value (authorized shares: 500,000,000; issued:
   200,873,067 at December 1998, 200,809,067 at September 1998, and
   200,692,673 at December 1997)                                                           502               502               502
Capital surplus                                                                          1,252             1,273             1,360
Common stock issuable under stock award plans                                            1,460             1,446             1,185
Retained earnings                                                                        9,614             9,716             9,398
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                             147               292               432
   Foreign currency translation, net of taxes                                              (46)              (38)              (22)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                        13,623            13,885            13,549
Less: treasury stock (25,866,786 shares at December 1998, 25,857,272 shares
   at September 1998, and 24,374,944 shares at December 1997) at cost                    2,362             2,366             2,145
-----------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                              11,261            11,519            11,404
-----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                             261,067           298,514           262,159
-----------------------------------------------------------------------------------------------------------------------------------

(a) Trading account assets include the credit reserve for nonperforming derivatives of $321 million at December 31, 1998, $325 million at September 30, 1998, and $350 million at December 31, 1997. This reserve was previously categorized as the trading allowance.

Certain prior period amounts have been reclassified to conform with the current presentation.

J.P. Morgan & Co. Incorporated

CONSOLIDATED STATEMENT OF CONDITION
Morgan Guaranty Trust Company of New York
---------------------------------------------------------------------------------------------------------------------------------

In millions, except share data                                                                 December 31           December 31
                                                                                                      1998                  1997
                                                                                               ----------------------------------
ASSETS
Cash and due from banks                                                                            $ 1,147              $  1,663
Interest-earning deposits with banks                                                                 2,372                 2,195
Debt investment securities available-for-sale carried at fair value                                  3,634                20,539
Trading account assets (a)                                                                          90,770                88,995
Securities purchased under agreements to resell                                                     33,316                28,045
Securities borrowed                                                                                  8,193                13,831
Loans, net of allowance for credit losses of $470 at December 1998 and
  $545 at December 1997                                                                             24,876                30,851
Accrued interest and accounts receivable                                                             3,898                 4,534
Premises and equipment, net of accumulated depreciation of $1,160 at
  December 1998 and $1,208 at December 1997                                                          1,703                 1,669
Other assets                                                                                         5,337                 4,096
---------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                       175,246               196,418
---------------------------------------------------------------------------------------------------------------------------------

LIABILITIES
Noninterest-bearing deposits:
   In offices in the U.S.                                                                            1,232                 1,492
   In offices outside the U.S.                                                                         572                   752
Interest-bearing deposits:
   In offices in the U.S.                                                                            7,749                10,156
   In offices outside the U.S.                                                                      46,668                48,343
---------------------------------------------------------------------------------------------------------------------------------
Total deposits                                                                                      56,221                60,743
Trading account liabilities                                                                         64,776                61,562
Securities sold under agreements to repurchase and federal funds
  purchased                                                                                         14,916                26,017
Other liabilities for borrowed money                                                                 8,646                10,433
Accounts payable and accrued expenses                                                                6,123                 7,160
Long-term debt not qualifying as risk-based capital                                                 10,358                14,320
Other liabilities, including allowance for credit losses of $125
  at December 1998 and $185 at December 1997                                                           542                 2,713
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                   161,582               182,948
Long-term debt qualifying as risk-based capital                                                      3,186                 3,037
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                  164,768               185,985

STOCKHOLDER'S EQUITY
Preferred stock, $100 par value (authorized shares: 2,500,000)                                           -                     -
Common stock, $25 par value (authorized shares: 11,000,000; issued
  and outstanding: 10,599,027)                                                                         265                   265
Surplus                                                                                              3,305                 3,155
Undivided profits                                                                                    6,836                 6,927
Accumulated other comprehensive income:
   Net unrealized gains on investment securities, net of taxes                                         118                   108
   Foreign currency translation, net of taxes                                                          (46)                  (22)
---------------------------------------------------------------------------------------------------------------------------------
Total stockholder's equity                                                                          10,478                10,433
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholder's equity                                                         175,246               196,418
---------------------------------------------------------------------------------------------------------------------------------

(a) Trading account assets include the credit reserve for nonperforming derivatives of $321 million at December 31, 1998 and $350 million at December 31, 1997. This reserve was previously categorized as the trading allowance.

Member of the Federal Reserve System and the Federal Deposit Insurance Corporation.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated

------------------------------------------------------------------------------------------------------------------------------------
                                                      Asset         Total
                             Finance                Manage-       Client-     Equity   Proprietary        Total
                                 and      Market   ment and       Focused    Invest-     Investing  Proprietary   Corporate  Consol-
In millions                 Advisory      Making  Servicing    Activities      ments   and Trading   Activities       Items   idated
------------------------------------------------------------------------------------------------------------------------------------
FOURTH QUARTER 1998

Total revenues              $  424(a)     $  638  $  403       $1,465        $  46     $ 168        $  214        (175)      $1,504
Total expenses                   316         529     335        1,180           15        38            53         158(b)     1,391
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                    108         109      68          285           31       130           161        (333)         113
------------------------------------------------------------------------------------------------------------------------------------

FOURTH QUARTER 1997

Total revenues                   439         453     436         1,328        164        235           399         (47)       1,680
Total expenses                   320         558     372         1,250         13         38            51           7        1,308
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                    119        (105)     64            78        151        197           348         (54)         372
------------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), FOURTH QUARTER 1998 VS. FOURTH QUARTER 1997

Total revenues                   (15)        185     (33)          137       (118)       (67)         (185)       (128)        (176)
Total expenses                    (4)        (29)    (37)          (70)         2         --             2         151           83
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                    (11)        214       4           207       (120)       (67)        (187)       (279)         (259)
------------------------------------------------------------------------------------------------------------------------------------

THIRD QUARTER 1998

Total revenues                $  413(c)   $  260  $  436        $1,109      $ 157      $ 121       $  278         (86)(d)    $1,301
Total expenses                   281         387     335         1,003         10         40           50          46         1,099
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                    132        (127)    101           106        147         81          228        (132)          202
------------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), FOURTH QUARTER 1998 VS. THIRD QUARTER 1998

Total revenues                    11         378     (33)          356       (111)        47          (64)        (89)          203
Total expenses                    35         142      --           177          5         (2)           3         112           292
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                    (24)        236     (33)          179       (116)        49          (67)       (201)          (89)
------------------------------------------------------------------------------------------------------------------------------------

TWELVE MONTHS 1998

Total revenues                $1,989(e)   $2,737  $1,686        $6,412      $ 336      $ 585       $  921        (378)(f)    $6,955
Total expenses                 1,318       2,089   1,375         4,782         43        175          218         538 (g)     5,538
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                    671         648     311         1,630        293        410          703        (916)        1,417
------------------------------------------------------------------------------------------------------------------------------------

TWELVE MONTHS 1997

Total revenues                 1,919       2,503   1,610         6,032        403        868        1,271         (83)        7,220
Total expenses                 1,316       2,015   1,331         4,662         41        178          219         185         5,066
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                    603         488     279         1,370        362        690        1,052        (268)        2,154
------------------------------------------------------------------------------------------------------------------------------------

INCREASE/(DECREASE), TWELVE MONTHS 1998 VS. TWELVE MONTHS 1997

Total revenues                    70         234      76           380        (67)      (283)        (350)       (295)         (265)
Total expenses                     2          74      44           120          2         (3)          (1)        353           472
------------------------------------------------------------------------------------------------------------------------------------

Pretax income                     68         160      32           260        (69)      (280)        (349)       (648)         (737)
------------------------------------------------------------------------------------------------------------------------------------

(a) Includes a fourth quarter 1998 net provision for credit losses of $25 million.
(b) Includes a fourth quarter 1998 pretax charge of $143 million related to the restructuring of business activities.
(c) Includes a third quarter 1998 provision for credit losses and credit reserve adjustment for nonperforming derivatives totaling $75 million.
(d) Includes a third quarter 1998 pretax gain of $56 million related to the sale of the firm's investment management business in Australia.
(e) Includes 1998 net provisions for credit losses of $100 million (see notes a and c).
(f) Includes 1998 pretax gains of $187 million related to business sales.
(g) Includes 1998 pretax charges of $358 million related to the restructuring of business activities and other cost reduction programs.

We describe the activities of J.P. Morgan using five business sectors. Three of these sectors - Finance and Advisory, Market Making, and Asset Management and Servicing - focus on services we provide for clients, including positions taken to facilitate client transactions. Two sectors comprise proprietary activities that we conduct exclusively for our own account: Equity Investments and Proprietary Investing and Trading. The Finance and Advisory sector includes results of our advisory, debt and equity underwriting, and credit activities. The Market Making sector includes results of our fixed income, emerging markets, equities, foreign exchange, and commodities activities. The Asset Management and Servicing sector includes results of our institutional investment management and mutual funds, services for private clients, and securities and futures services. Corporate Items includes revenues and expenses that have not been allocated to business sectors, intercompany eliminations, equity in earnings of certain affiliates, taxable-equivalent adjustment, and results of certain discontinued businesses. For a complete description of our business sectors, please refer to the J.P. Morgan & Co. Incorporated 1997 Annual report.

METHODOLOGY:
The firm's management reporting system and policies were used to determine the revenues and expenses directly attributable to each business sector. Earnings on stockholders' equity were allocated based on management's assessment of the inherent risk of the components of each sector. In addition, certain overhead expenses not allocated for management reporting purposes were allocated to each business sector. Overhead expenses were allocated based primarily on staff levels and represent costs associated with various support functions that exist for the benefit of the firm as a whole.

SUMMARY OF SECTOR RESULTS
J.P. Morgan & Co. Incorporated

---------------------------------------------------------------------------------------------------------------------------------
                                     Fourth       Fourth                  Third                  Twelve      Twelve
                                    Quarter      Quarter   Increase/    Quarter    Increase/     Months      Months    Increase/
In millions                           1998         1997    (Decrease)     1998    (Decrease)      1998        1997    (Decrease)
---------------------------------------------------------------------------------------------------------------------------------
REVENUES
 Advisory & Underwriting               $349       $271         $78       $268        $81         $1,291      $1,075       $216
 Credit                                  75(a)     168         (93)       145(a)     (70)           698(a)      844       (146)
--------------------------------------------------------------------------------- ---------------------------------------------
 FINANCE AND ADVISORY                   424        439         (15)       413         11          1,989       1,919         70
--------------------------------------------------------------------------------- ---------------------------------------------

 Fixed Income                           377        228         149         56        321          1,270       1,092        178
 Emerging Markets                        51        122         (71)       (56)       107            381         542       (161)
 Equities                               133        (54)        187        119         14            573         362        211
 Foreign Exchange                        82        128         (46)       138        (56)           459         430         29
 Commodities                             (5)        29         (34)         3         (8)            54          77        (23)
--------------------------------------------------------------------------------- ---------------------------------------------
 MARKET MAKING                          638        453         185        260        378          2,737       2,503        234
--------------------------------------------------------------------------------- ---------------------------------------------

 Asset Management Services              265        277         (12)       270         (5)         1,063       1,035         28
 Securities and Futures Services        138        159         (21)       166        (28)           623         575         48
--------------------------------------------------------------------------------- ---------------------------------------------
 ASSET MANAGEMENT AND
 SERVICING                              403        436         (33)       436        (33)         1,686       1,610         76
--------------------------------------------------------------------------------- ---------------------------------------------

 TOTAL CLIENT-FOCUSED
 REVENUES                             1,465      1,328         137      1,109        356          6,412       6,032        380
--------------------------------------------------------------------------------- ---------------------------------------------

 EQUITY INVESTMENTS                      46        164        (118)       157       (111)           336         403        (67)
--------------------------------------------------------------------------------- ---------------------------------------------

 PROPRIETARY INVESTING AND
 TRADING                                168        235         (67)       121         47            585         868       (283)
--------------------------------------------------------------------------------- ---------------------------------------------

 TOTAL PROPRIETARY REVENUES             214        399        (185)       278        (64)           921       1,271       (350)
--------------------------------------------------------------------------------- ---------------------------------------------

 CORPORATE ITEMS                       (175)       (47)       (128)       (86)(b)    (89)          (378)(b)     (83)      (295)
--------------------------------------------------------------------------------- ---------------------------------------------

 CONSOLIDATED REVENUES                1,504      1,680        (176)     1,301        203          6,955       7,220       (265)
--------------------------------------------------------------------------------- ---------------------------------------------

(a) Includes a third quarter 1998 provision for credit losses and credit reserve adjustment for nonperforming derivatives totaling $75 million and a fourth quarter 1998 net provision for credit losses of $25 million.

(b) Includes a second quarter 1998 pretax gain of $131 million related to the sale of the firm's global trust and agency services business and a third quarter 1998 pretax gain of $56 million related to the sale of the firm's investment management business in Australia.

The activities of our Fixed Income, Emerging Markets, and Equities businesses are reflected across several sectors.
Aggregate revenues for these businesses for the twelve months ended
December 31 follows:
Fixed Income - $1,802 million (1998) and $1,582 million (1997); Emerging Markets - $359 million (1998) and $630 million (1997); and, Equities - $945 million (1998) and $700 million (1997).

Private clients accounted for revenues of approximately $165 million and $670 million for the three and twelve months ended December 31, 1998, respectively. Of this amount, approximately $45 million and $185 million were recorded in the Finance and Advisory and Market Making sectors for the three and twelve months ended December 31, 1998, respectively. Private clients accounted for revenues of approximately $155 million and $610 million for the three and twelve months ended December 31, 1997, respectively. Of this amount, $40 million and $170 million were recorded in the Finance and Advisory and Market Making sectors for the three and twelve months ended December 31, 1997, respectively.
Prior period amounts have been reclassified to conform to current period presentation of management reporting results.

TRADING REVENUE AND RELATED NET INTEREST REVENUE
J.P. Morgan & Co. Incorporated (preliminary)

The following table presents trading revenue, disaggregated by principal product grouping across all of our business sector activities, and total trading-related net interest revenue. This revenue reflects only a portion of the total revenues generated by our activities and excludes other important sources of revenues, including fees and commissions. As a result, this table does not reflect the integrated nature of our business.

------------------------------------------------------------------------------------------------------------------------------
                                                                                                TOTAL        NET
                           FIXED                    FOREIGN                     PROPRIETARY   TRADING      INTEREST    COMBINE
In millions               INCOME     EQUITIES      EXCHANGE      COMMODITIES      TRADING     REVENUE      REVENUE       TOTAL
------------------------------------------------------------------------------------------------------------------------------
Fourth Quarter 1998         $279        $50           $70           ($10)          $131         $520         $108         $628

Fourth Quarter 1997          126       (142)          202             32             88          306          110          416

------------------------------------------------------------------------------------------------------------------------------

Third Quarter 1998          (145)*       (6)          158              5             57           69           92          161

------------------------------------------------------------------------------------------------------------------------------

Twelve Months 1998         1,307        210           463             45            337        2,362          383        2,745

Twelve Months 1997         1,138        190           472             64            273        2,137          509        2,646

------------------------------------------------------------------------------------------------------------------------------

* Trading revenues have been restated to reflect current presentation. Refer to page 4, Credit Developments, and page 8, note (a) for more information.

J.P. Morgan & Co. Incorporated

INVESTMENT BANKING REVENUE
J.P. Morgan & Co. Incorporated

------------------------------------------------------------------------------------------------------------------------


In millions
------------------------------------------------------------------------------------------------------------------------
                                               ADVISORY AND             UNDERWRITING                   TOTAL INVESTMENT
                                           SYNDICATION FEES                  REVENUE                    BANKING REVENUE
------------------------------------------------------------------------------------------------------------------------
Fourth Quarter 1998                                    $212                     $169                               $381


Fourth Quarter 1997                                     166                      117                                283

------------------------------------------------------------------------------------------------------------------------

Third Quarter 1998                                      229                       83                                312

------------------------------------------------------------------------------------------------------------------------

Twelve Months 1998                                      830                      571                              1,401


Twelve Months 1997                                      637                      486                              1,123

------------------------------------------------------------------------------------------------------------------------

J.P. Morgan & Co. Incorporated
ASSET QUALITY

NONPERFORMING ASSETS
J.P. Morgan & Co. Incorporated

------------------------------------------------------------------------------------------------------------------------


                                                   December 31,                September 30,               December 31,
In millions                                                1998                         1998                       1997
------------------------------------------------------------------------------------------------------------------------
Nonperforming loans:
   Commercial and industrial                                $12                          $12                        $55
   Banks and other financial institutions                     2                            2                         30
   Other                                                    108                           46                         28
------------------------------------------------------------------------------------------------------------------------

Total nonperforming loans                                   122                           60                        113

Other nonperforming assets,
   primarily swaps with Asian banking
   and other financial institutions                         535                          533                        546
------------------------------------------------------------------------------------------------------------------------

Total nonperforming assets                                  657                          593                        659
------------------------------------------------------------------------------------------------------------------------


ALLOWANCE FOR CREDIT LOSSES
J.P. Morgan & Co. Incorporated


Loans

---------------------------------------------------------------------------------------------------------------------------------
                                               Fourth Quarter         Fourth Quarter       Twelve months           Twelve months
In millions                                              1998                   1997                1998                    1997
---------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                        $404                   $546                $546                    $566
---------------------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                85                      -                 110                       -
---------------------------------------------------------------------------------------------------------------------------------
Reclassifications (a)                                       -                      9                 (50)                    (20)
---------------------------------------------------------------------------------------------------------------------------------
Recoveries                                                  6                      9                  19                      40
Charge-offs: *
   Commercial and industrial                               (6)                   (15)                (46)                    (21)
   Banks and other financial institutions                 (17)                    (3)                (83)                    (17)
   Other                                                   (2)                     -                 (26)                     (2)
---------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                           (19)                    (9)               (136)                      -
---------------------------------------------------------------------------------------------------------------------------------
Ending balance, December 31                               470                    546                 470                     546
---------------------------------------------------------------------------------------------------------------------------------

* Charge-offs include losses on loan sales, primarily banks and other financial institutions, of $16 million and $105 million for the three and twelve months ended December 31, 1998, respectively. There were no losses on loan sales during 1997.

Components of the loan allowance

-----------------------------------------------------------------------------------------------------------------------
                                                        December 31,          September 30,               December 31,
In millions                                                     1998                   1998                       1997
-----------------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.                    $ 29                   $ 36                       $ 55
Specific counterparty components outside the U.S.                  5                      5                         51
-----------------------------------------------------------------------------------------------------------------------
Total specific counterparty                                       34                     41                        106
-----------------------------------------------------------------------------------------------------------------------
Specific country                                                  93                     77                        198
Expected loss                                                    228                    210                        171
General                                                          115                     76                         71
-----------------------------------------------------------------------------------------------------------------------
Total allowance                                                  470                    404                        546
-----------------------------------------------------------------------------------------------------------------------



Other liabilities

----------------------------------------------------------------------------------------------------------------------------------
                                          Fourth Quarter           Fourth Quarter         Twelve months             Twelve months
In millions                                         1998                     1997                  1998                      1997
----------------------------------------------------------------------------------------------------------------------------------
Beginning balance                                   $185                     $200                  $185                      $200
----------------------------------------------------------------------------------------------------------------------------------
Negative provision for credit losses                 (60)                       -                   (60)                        -
----------------------------------------------------------------------------------------------------------------------------------
Reclassifications (a)                                  -                      (15)                    -                       (15)
----------------------------------------------------------------------------------------------------------------------------------
Ending balance, December 31                          125                      185                   125                       185
----------------------------------------------------------------------------------------------------------------------------------



Components of the other liabilities allowance

-----------------------------------------------------------------------------------------------------------------------------
                                                              December 31,          September 30,               December 31,
In millions                                                           1998                   1998                       1997
-----------------------------------------------------------------------------------------------------------------------------
Specific counterparty components in the U.S.                           $ 1                    $ 1                        $ -
Specific counterparty components outside the U.S.                        2                      2                          2
-----------------------------------------------------------------------------------------------------------------------------
Total specific counterparty                                              3                      3                          2
-----------------------------------------------------------------------------------------------------------------------------
Specific country                                                        30                      7                         58
Expected loss                                                           66                     94                         53
General                                                                 26                     81                         72
-----------------------------------------------------------------------------------------------------------------------------
Total allowance                                                        125                    185                        185
-----------------------------------------------------------------------------------------------------------------------------

(a) Prior to July 1, 1998, changes, excluding charge-offs and recoveries, across balance sheet allowance captions, which included a reserve for trading assets (derivatives), loans and off-balance sheet financial instruments such as commitments, standby letters of credit and guarantees, were shown as reclassifications. Subsequent to July 1, 1998, reclassifications across balance sheet captions for allowances are reflected as provisions and reversals of provisions in the consolidated statement of income.

J.P. Morgan & Co. Incorporated

EMERGING MARKET CREDIT EXPOSURES
J.P. Morgan & Co. Incorporated
(preliminary)


The following tables present exposures to certain emerging markets based upon management's view of total exposure as of December 31, 1998.

The management view includes the following cross-border and local exposures: the notional or contract value of loans, commitments to extend credit, securities purchased under agreements to resell, interest earning deposits with banks; the fair values of trading account assets (cash securities and derivatives, excluding any collateral we may be holding to offset these exposures) and investment securities; and other monetary assets. It also includes the impact of credit derivatives, at their notional or contract value, where we have bought or sold credit protection outside of the respective country. Trading assets reflect the net of long and short positions of the same issuer. Management's view differs from bank regulatory rules, which are established by the Federal Financial Institutions Examination Council (FFIEC), because of its treatment of credit derivatives, trading account short positions, and the use of fair value versus cost of investment securities. In addition, management does not net local funding or liabilities against any local exposures as allowed by the FFIEC.


By type of financial instrument

-------------------------------------------------------------------------------------------------------------------------------
                                                                                                                      Credit
In billions                                                                 Deriva-           Other out-             deriva-
December 31, 1998                                      Loans                  tives            standings               tives
-------------------------------------------------------------------------------------------------------------------------------
China                                                    $ -                   $0.1                  $ -                 $ -
Hong Kong                                                0.5                    0.1                  0.2                (0.1)
Indonesia                                                0.1                    0.1                    -                   -
Malaysia                                                   -                      -                  0.1                (0.1)
Philippines                                                -                    0.1                  0.1                   -
Singapore                                                  -                      -                  0.2                (0.1)
South Korea                                              0.4                    1.1                  0.5                (0.3)
Taiwan                                                     -                      -                    -                   -
Thailand                                                   -                    0.1                  0.1                   -
Other                                                    0.2                    0.1                    -                   -
-------------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                           1.2                    1.7                  1.2                (0.6)
-------------------------------------------------------------------------------------------------------------------------------

Argentina                                                0.1                    0.3                  0.7                (0.4)
Brazil                                                   0.5                      -                  0.7                (0.2)
Chile                                                    0.4                      -                  0.1                (0.1)
Colombia                                                 0.2                      -                  0.4                   -
Mexico                                                   0.6                    0.2                  0.3                (0.3)
Other                                                    0.5                    0.4                  0.2                (0.1)
-------------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean             2.3                    0.9                  2.4                (1.1)
-------------------------------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------------------------------
                                                                                Total
In billions                                            Commit-                 cross-                Local                 Total
December 31, 1998                                        ments                 border             exposure              exposure
---------------------------------------------------------------------------------------------------------------------------------
China                                                      $ -                   $0.1                  $ -                  $0.1
Hong Kong                                                  0.1                    0.8                  0.8                   1.6
Indonesia                                                    -                    0.2                    -                   0.2
Malaysia                                                     -                      -                    -                     -
Philippines                                                  -                    0.2                    -                   0.2
Singapore                                                    -                    0.1                  0.1                   0.2
South Korea                                                  -                    1.7                    -                   1.7
Taiwan                                                     0.1                    0.1                    -                   0.1
Thailand                                                     -                    0.2                    -                   0.2
Other                                                        -                    0.3                    -                   0.3
---------------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                             0.2                    3.7                  0.9                   4.6
---------------------------------------------------------------------------------------------------------------------------------

Argentina                                                    -                    0.7                  0.6                   1.3
Brazil                                                       -                    1.0                  0.9                   1.9
Chile                                                        -                    0.4                    -                   0.4
Colombia                                                     -                    0.6                    -                   0.6
Mexico                                                       -                    0.8                  0.4                   1.2
Other                                                      0.1                    1.1                    -                   1.1
---------------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean               0.1                    4.6                  1.9                   6.5
---------------------------------------------------------------------------------------------------------------------------------





By type of counterparty

-----------------------------------------------------------------------------------------------------------------------------
In billions                                                                 Govern-
December 31, 1998                                      Banks                  ments                Other               Total
-----------------------------------------------------------------------------------------------------------------------------
China                                                    $ -                    $ -                 $0.1                $0.1
Hong Kong                                                  -                    0.7                  0.9                 1.6
Indonesia                                                  -                      -                  0.2                 0.2
Malaysia                                                   -                      -                    -                   -
Philippines                                                -                      -                  0.2                 0.2
Singapore                                                0.1                      -                  0.1                 0.2
South Korea                                              0.8                    0.6                  0.3                 1.7
Taiwan                                                   0.1                      -                    -                 0.1
Thailand                                                 0.2                      -                    -                 0.2
Other                                                    0.3                      -                    -                 0.3
-----------------------------------------------------------------------------------------------------------------------------
Total Asia, excluding Japan(a)                           1.5                    1.3                  1.8                 4.6
-----------------------------------------------------------------------------------------------------------------------------

Argentina                                                  -                    0.6                  0.7                 1.3
Brazil                                                   0.2                    0.6                  1.1                 1.9
Chile                                                      -                      -                  0.4                 0.4
Colombia                                                   -                    0.1                  0.5                 0.6
Mexico                                                   0.1                    0.1                  1.0                 1.2
Other                                                    0.5                      -                  0.6                 1.1
-----------------------------------------------------------------------------------------------------------------------------
Total Latin America, excluding the Caribbean             0.8                    1.4                  4.3                 6.5
-----------------------------------------------------------------------------------------------------------------------------

(a) Total exposures to Japan, based upon management's view, were $6.9 billion at December 31, 1998.

    Total exposures to South Africa, based upon management's view, were $1.1 billion at December 31, 1998.


HEDGE FUND EXPOSURES
J.P. Morgan & Co. Incorporated

The net amount owed J.P. Morgan by hedge funds under derivative and foreign exchange contracts on a mark-to-market basis was approximately $1.3 billion as of December 31, 1998. Substantially all of this amount is secured by cash and U.S. Treasury and agency securities, under daily mark-to-market collateral agreements. We also finance trading positions for hedge funds through reverse repurchase agreements. The net amount of collateral owed the firm under derivative and foreign exchange contracts and short-term financing agreements was approximately $90 million. In addition, we have unsecured loans and commitments to lend of approximately $6 million.